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Exhibit 10.8

STOCK OPTION AGREEMENT

        STOCK OPTION AGREEMENT made this                                    , between Valmont Industries,  Inc., a Delaware corporation ("Corporation"), and                                    , a director of the Corporation ("Director").

        The Valmont Industries, Inc. 2002 Stock Plan (the "Plan") authorizes the Corporation to grant certain options to non-employee directors of the Corporation on specified dates. This option is the option for non-employee directors pursuant to the Plan and is expressly designated not to be an Incentive Stock Option as defined in I.R.C. §422A. The provisions of the Plan are incorporated herein by reference and made a part of this Stock Option Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the parties hereto agree as follows:

          1.     Grant of Option.    The Corporation hereby irrevocably grants to the Director, pursuant to and subject to the terms of the Plan, the right and option, hereinafter called the "Option," to purchase all or any part of an aggregate of                          shares of common stock (the "Common Shares") of the Corporation (such number being subject to adjustment as provided in Paragraph 6 hereof) on the terms and conditions herein set forth. The holder of the Option shall not have any of the rights of a stockholder with respect to the shares covered by the Option until one or more certificates for such shares shall be delivered to such holder upon the due exercise of the Option.

          2.     Purchase Price.    The purchase price of the Common Shares covered by the Option shall be $                         per share. The purchase price of the shares as to which the Option shall be exercised shall be paid in full in cash at the time of exercise or the Director may make payment (i) in common stock of the Corporation already owned by the Director (if such common stock has been owned by the Director for at least six months) valued at its fair market value on the date of exercise, or (ii) by having the Corporation retain common stock which would otherwise be issued on the exercise of the Option, valued at its fair market value on the date of exercise. For purposes of this Paragraph 2, fair market value shall mean the average of the high and low sales prices of the Corporation's common stock as reported on the New York Stock Exchange on such date, or if there were no transactions on such date, on the immediately preceding date on which common stock transactions were so reported.

          3.     Term of Option.    The term of the Option shall be for a period of seven (7) years from the date hereof.

          4.     Non-Transferability.    The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Director, only by such Director. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

          5.     Exercisability.    This Option shall become exercisable on the first anniversary of the date of grant. No exercise shall be made hereunder after seven years following the date of grant. The Option may be exercised, at any time or from time to time, as to any part or all the shares exercisable; provided, however, that the Option may not be exercised as to less than one hundred (100) shares at any one time (or the remaining shares then purchasable under the Option, if less than one hundred (100) shares).

          6.     Adjustment in Capitalization.    If any adjustment in the Corporation's capitalization as described in Section 5.3 of the Plan occurs, appropriate adjustments shall be made (as provided in Section 5.3 of the Plan) to the number of shares and price per share of stock subject to this Option.

          7.     Method of Exercising Option.    Subject to the terms and conditions of the Option Agreement, the Option may be exercised by written notice to the Corporation, care of its Chief Financial Officer, One Valmont Plaza, Omaha, Nebraska 68154. Such notice shall state the election to execute the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall either: (a) be accompanied by payment of the full purchase price of such shares, in which event the Corporation shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received; or (b) fix a date (not less than five (5) nor more than ten (10) business days from the date such notice shall be received by the Chief Financial Officer) for the payment of the full purchase price of such shares at the Corporation's Transfer Agent Offices, against delivery of a certificate or certificates representing such shares. Payment of such purchase price shall, in either case, be made by check payable to the order of the Corporation or, if applicable pursuant to Paragraph 2 hereof, the transfer of the appropriate shares of stock. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the Director and if the Director shall so request in the notice exercising the Option, shall be registered in the name of the Director and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

          8.     General.    The Corporation shall at all times during the term of the Option reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which shall be applicable thereto.

        IN WITNESS WHEREOF, the corporation and the Director have signed this Option Agreement effective as of the day and year first above written.

VALMONT INDUSTRIES, INC.
By:

Director

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  Exhibit 10.8
STOCK OPTION AGREEMENT